Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ALIGOS THERAPEUTICS, INC.

Aligos Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, hereby certifies as follows:

ONE: The name of this corporation is Aligos Therapeutics, Inc. The Corporation was originally incorporated under the name Aligos, Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 5, 2018. The Corporation filed an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on October 19, 2020, as amended by the Certificates of Amendment filed with the Secretary of State of the State of Delaware on June 27, 2024 and August 14, 2024.

TWO: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation herein was duly adopted by this Corporation’s Board of Directors in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware. The Corporation’s Board of Directors duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that such amendment be considered by the stockholders of the Corporation. An annual meeting of stockholders was duly called upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware and held on June 25, 2025, at which meeting the necessary number of shares were voted in favor of such amendment. The stockholders of the Corporation duly adopted this Certificate of Amendment. The proposed amendment is set forth as follows:

Section 1 of Article IV of Exhibit A to the Amended and Restated Certificate of Incorporation of the Corporation, as amended to date, be and hereby is further amended by replacing the first paragraph of Section 1 of Article IV with the following:

“Section 1. This Corporation is authorized to issue two classes of capital stock which shall be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of stock that the Corporation is authorized to issue is 125,800,000, of which 115,800,000 shares shall be Common Stock and 10,000,000 shares shall be Preferred Stock. 100,000,000 shares of the Common Stock are hereby designated “Voting Common Stock” and 15,800,000 shares of the Common Stock are hereby designated “Non-Voting Common Stock,” each with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Any reference to “Common Stock” issued by the Corporation in any contract, agreement or otherwise to which the Corporation is a party, whether before or after the date of filing of this Amended and Restated Certificate of Incorporation, shall refer to Voting Common Stock, unless specific reference is made to the Non-Voting Common Stock. Each share of Voting Common Stock shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of stockholders. Non-Voting Common Stock (i) shall be non-voting except as may be required by law and (ii) shall not entitle the holder thereof to vote on the election of directors at any time. The Common Stock shall have a par value of $0.0001 per share and the Preferred Stock shall have a par value of $0.0001 per share. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation with the power to vote thereon irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law or any successor provision thereof, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.”

THREE: This Certificate of Amendment shall become effective immediately upon its filing with and acceptance by the Secretary of State of the State of Delaware.

FOUR: All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

(Signature Page Follows)

IN WITNESS WHEREOF, Aligos Therapeutics, Inc. has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on this 25th day of June, 2025.

ALIGOS THERAPEUTICS, INC.

/s/ Lawrence M. Blatt
Lawrence M. Blatt, Ph.D.
President and Chief Executive Officer